EX-99.B(d)(2)(vii)

APPENDIX A

SYSTEMATIC INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

Master Trust Funds

Equity Value Portfolio

Most recent annual approval by the Board of Trustees: April 4, 2005

Appendix A amended: October 1, 2005

APPENDIX B

SYSTEMATIC INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO MASTER TRUST

FEE AGREEMENT

This fee agreement is made as of the 29th day of August, 2003, by and between Wells Fargo Master Trust (the “Trust”), Wells Fargo Funds Management, LLC (the “Adviser”) and Systematic Financial Management, L.P. (the “Sub-Adviser”).

WHEREAS, the parties have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides management and other services to each series of the Trust listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”); and

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as indicated on Appendix B;

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated and paid on a monthly basis by applying the annual rates indicated below to each Fund’s average daily net assets throughout the month:

Name of Fund	Breakpoints	Sub-Advisory Rate
Equity Value Portfolio	$0-$150M $150-$350M $350-$750M $750M-$1B >$1B	0.30 0.20 0.15 0.13 0.10	% % % % %

If the Sub-Adviser shall provide management and other services for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided management and other services to the Funds.

The foregoing fee schedule is agreed to as of October 1, 2005 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ ANDREW OWEN
Andrew Owen
Senior Vice President

SYSTEMATIC FINANCIAL MANAGEMENT, L.P.

By:	/s/ FRANK MCGEE
Frank McGee
Chief Operating Officer

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